Exhibit 3.35
BYLAWS
of
Novelis Deutschland GmbH
I.	General Provisions

§1
(1)	The Company’s registered name is:

Novelis Deutschland GmbH.

(2)	The Company has its registered office in Göttingen.
§2
(1)	The Company’s purpose is the manufacture, handling and processing and the sale of and trading in aluminum and other metals, semi-finished metal products and finished metal products, including sheets as well as plastic products, all under the trademark “Novelis” (registered inter alia in the Trademark Register of the German Patent Office under No. 772 134).

(2)	The Company may conduct all business directly or indirectly conducive to the Company’s purpose. In order to achieve the Company’s purpose, the Company may invest in the same or similar types of companies or acquire such companies. The Company may establish branches or subsidiaries.
§3

The Company’s registered share capital amounts to EUR 111,500,000.00 (one hundred and eleven million, five hundred thousand euro), which is divided into the following shares:
1.   EUR   11,150,000.00
2.   EUR 100,350,000.00
Initials

§4

Every disposition of a share or of a fractional share, particularly assignment, pledging, or creation of a usufruct, is only permissible with the consent of the shareholders. Sec. 17 of the German Limited Liability Companies Act [GmbH-Gesetz] shall remain unaffected.

§5

The fiscal year commences on April 1 of each year and ends on March 31 of the following year. The time from January 1, 2008 to March 31, 2008 shall constitute an abbreviated fiscal year.

§6

The Company’s notices will be published in the Federal Gazette [Bundesanzeiger] for the Federal Republic of Germany.

II.	Shareholders

§7
(1)	The rights of the shareholders result from the law and from the provisions set forth in these Bylaws.

(2)	The shareholders are entitled to the net income for the year plus any profit carried forward and minus any loss carried forward. By a simple majority, a resolution may be passed to allocate amounts to revenue reserves or to carry the profit forward.

(3)	The shareholders will determine the assignment of business among the Managing Directors and issue, where necessary or advisable, rules of internal procedure for the Management Board.

(4)	Besides the powers assigned to them through sec. 46 nos. 1-4 and 6-8 of the German Limited Liability Companies Act, the shareholders have the following rights:
a)	Appointment and dismissal of the shareholders who are members of the Supervisory Board pursuant to secs. 6 et seq. of the Co-determination Act [Mitbestimmungsgesetz],

b)	Formal approval of the actions of the Managing Directors and the Supervisory Board,

c)	Issuance of managerial instructions regarding all important and fundamental factual issues,

d)	Establishment of guidelines for general business policy.

§8
(1)	Unless otherwise required by law, the decisions to be reached by the shareholders shall be made by resolution with a simple majority of the votes cast.

(2)	Each DM 1,000.00 (one thousand) of a share entitles its holder to one vote.

(3)	Other than at meetings, shareholder resolutions may be also be passed in writing, by fax or e-mail, by wire, or by telephone, provided no shareholder objects to the passing of a resolution in this manner. A record must be prepared regarding every resolution; a copy of this record must be sent to every shareholder without undue delay. Resolutions regarding any amendment to the Bylaws (Articles of Association) must be notarized.

(4)	The shareholders may be represented by representatives authorized to exercise their voting rights.
§9
(1)	Shareholders’ Meetings shall be called by the shareholders, their authorized representatives, by the Managing Directors, or, if necessary for the good of the shareholders, by the Supervisory Board.

(2)	A Shareholders’ Meeting shall be held once annually, in which the shareholders approve the annual financial statements, decide on the use of the profits, and select the annual auditor for the fiscal year in progress (Regular Shareholders’ Meeting). The Regular Shareholders’ Meeting must be held within six months after the expiration of each fiscal year.
III.	Managing Directors

§10
(1)	The Company has two or more Managing Directors.

(2)	The Managing Directors are appointed and dismissed by the Supervisory Board. The Supervisory Board may nominate one Managing Director to be the Chairman of the Management Board.

(3)	Each Managing Director has the power to represent the Company individually.

(4)	The Supervisory Board may grant an exemption from the restrictions of sec. 181 of the German Civil Code [Bürgerliches Gesetzbuch] to one of more Managing Directors either generally or in individual cases.

§11

The Managing Directors manage the Company’s business in accordance with the law, these Articles of Association, and the guidelines issued to them by the shareholders.

IV.	Supervisory Board

§12
(1)	The Supervisory Board consists of 12 members in total; six shareholders and six employees.

(2)	Supervisory Board members are elected for the period of time until the end of the Regular Shareholders’ Meeting in which a resolution is passed on the formal approval of their actions for the third fiscal year after the commencement of their term of office.

(3)	The term of office of substitute members and of members of the Supervisory Board who are elected to replace members who withdraw early shall end no later than upon the end of the term of office of the withdrawing member of the Supervisory Board.
§13
(1)	Subsequent to the Regular Shareholders’ Meeting described in sec. 12 para 2, a meeting of the Supervisory Board will be held without special notice in which a Chairman and his Deputy will be elected. If the Chairman or his Deputy withdraws prior to the expiration of the term of office, the Supervisory Board must elect a replacement for the remainder of the term of office of the person withdrawing.

(2)	Immediately after the election of the Chairman of the Supervisory Board and his Deputy, the Supervisory Board will form the committee specified in sec. 27 para. 3 of the Co-determination Act.

(3)	The Chairman of the Supervisory Board will deliver all declarations of intent of the Supervisory Board and its committees.

(4)	The Supervisory Board may appoint a Secretary who need not be a member of the Supervisory Board. The Secretary will schedule the Supervisory Board meetings and keep the minutes of the meetings.

§14

Meetings of the Supervisory Board will be called by the Chairman or, in case of his absence or disability, by his Deputy. The meeting must be called with a 14-day notice period and may be called in writing, by fax or e-mail, or by wire, specifying the agenda (topics for discussion) and sent to the addresses last provided to the Company.

§15
(1)	The Supervisory Board shall have a quorum if at least half of the members of which it is required to be made up participate in the voting. Absent Supervisory Board members may participate in the voting by having another member of the Supervisory Board submit their written votes. Submitting a written vote is deemed to be participation in the voting.

(2)	Unless otherwise required by law, resolutions of the Supervisory Board require a simple majority of the votes cast. If a vote results in a tie, then every member of the Supervisory Board shall be entitled to request that a new vote be held. If this new vote on the same matter also results in a tie, then the Chairman’s vote will be counted as two votes. The method of voting shall be determined by the Chairman.

(3)	Minutes must be kept of every meeting of the Supervisory Board and must be signed by the Chair of the meeting and the Secretary.

(4)	The members of the Supervisory Board shall be obligated to keep confidential all confidential information and secrets of the Company, specifically trade secrets and business secrets that become known to the members of the Supervisory Board through their activities on the Supervisory Board.
§16

In addition to reimbursement of their expenses, the members of the Supervisory Board shall receive a set fee, the amount of which shall be determined by the shareholders. The Chairman shall receive one and a half times this amount, while his Deputy shall receive one and a quarter times this amount.

The provisions amended in the above Articles of Association are consistent with the resolution passed as per my record, Document No. 275/07 dated October 18, 2007 regarding the amendment of the Articles of Association. The unaltered provisions are consistent with the last complete text of the Articles of Association as submitted to the Commercial Register [Handelsregister].
Rosdorf, October 18, 2007
Notary

The foregoing is certified to be a
true copy of its original.
Göttingen, Aug. 13, 2009
By the Clerk of the Local Court